Exhibit 16.1

March 25, 2010

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Netfabric Holdings, Inc.'s statements included under Item 4.01 of its Form 8-K, dated March 26, 2009, which we understand will be filed on March 29, 2010, and we agree with such statements contained item 4.01(a) concerning our firm. We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K.

/s/McGladrey & Pullen, LLP